SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  FORM 8-K

                               CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  October 19, 2000

                       INTERCOUNTY BANCSHARES, INC.
            ----------------------------------------------------
           (Exact name of registrant as specified in its charter)




             OHIO                     0-23134                 31-1004998
   ---------------------------   -------------------   ---------------------
  (State or other jurisdiction  (Commission File No.) (IRS Employer I.D. No.)
   of incorporation)




                 48 N. South Street, Wilmington, Ohio           45177
             -----------------------------------------------------------
            (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code:   (937) 382-1441
                                                   -----------------

Item 5.  Other Events.

         The following was contained in a press release issued by InterCounty Bancshares, Inc., on or about October 19, 2000.

         InterCounty Bancshares, Inc. (Company), parent company of The National Bank and Trust Company, Wilmington, Ohio, (Bank) announced a net loss for the third quarter of 2000 of $132,000, compared to net income of $1,380,000 earned during the third quarter of 1999. Net loss per share was $.04 for the quarter, compared to $.46 net income per share for the same quarter last year.

         In the last few days of the month of September 2000, the Company restructured a portion of its securities portfolio and increased its provision for loan losses. Both of these items, detailed in a report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2000, had a significant negative impact on Company third quarter net income and year 2000 net income. The restructuring of the securities portfolio, resulting in the recognition of an after-tax loss of $1.37 million, was undertaken to enhance future earnings and reduce interest rate risk.

         The Bank has recorded a $725,000 provision for loan losses in the third quarter, a portion of which has been recorded in anticipation of potential losses on loans to a longstanding Bank customer. Although principal and interest payments on the loans are current, the Bank does not anticipate collecting all amounts due under the contractual terms of the loan agreements. Due to the early stage of this situation, the ultimate loss to the Bank, if any, cannot be determined.

         Net interest income decreased 3.6% from the third quarter of 1999 due to rising interest rates. Non-interest income increased 3.4% due to increases in service charge income and trust income. Partially offsetting the negative effects of the securities loss and the additional provision for loan loss, certain performance related officer bonus expense and retirement plan expense will be decreased by $500,000 for 2000, of which $350,000 was reduced in the third quarter.

         Net income for the nine months ended September 30, 2000, was $2,719,000, compared to the $4,062,000 earned during the first nine months of 1999. Net income per share was $.85 through September 30, 2000, compared to $1.29 per share for the same period last year.

         Total assets ended the quarter at $570.9 million, up 8.1% from the end of the third quarter last year. Total deposits were $404.8 million at September 30, 2000, an increase of 5.5% from the same date last year.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 INTERCOUNTY BANCSHARES, INC.



                                 By: /s/ Charles L. Dehner
                                     -----------------------
                                     Charles L. Dehner
                                     Executive Vice President, Chief
                                      Financial Officer


Date:  October 19, 2000